EXHIBIT 5(b)


INTERNAL REVENUE SERVICE           Department of the Treasury
District Director
G.P.O. BOX 1680
BROOKLYN, NY  11202

Date:  April 16, 1990              Employer Identification Number:
                                     05-0315468
TEXTRON INC.                       File Folder Number:
C/O JOHN A. KUTZ, ESQ.               050000078
40 WESTMINSTER STREET              Person to Contact:
PROVIDENCE, RI  02903                SHARON PETSHAFT
                                   Contact Telephone Number:
                                     (203) 258-2026
                                   Plan Name:
                                     TEXTRON SAVINGS PLAN

                                   Plan Number:  030
Dear Applicant:

     Based on the information supplied, we have made a favorable determination on your application identified above. Please keep this letter in your permanent records.

     Continued qualification of the plan will depend on its effect in operation under its present form. (See section 1.401-1(b)(3) of the Income Tax Regulations.) The status of the plan in operation will be reviewed periodically.

     The enclosed document describes the impact of Notice 86-13 and some events that could occur after you receive this letter that would automatically nullify it without specific notice from us. The document also explains how operation of the plan may affect a favorable determination letter, and contains information about filing requirements.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other Federal or local statutes.

     This determination is subject to your adoption of the proposed amendments submitted in your or your representative's letter dated March 28, 1990. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

     This determination letter is applicable for the amendment(s) adopted on June 6, 1989.

     The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

<page 2>
TEXTRON INC.



     If you have any questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                   Sincerely yours


                                   /s/ Eugene D. Alexander
                                   Eugene D. Alexander
                                   District Director

Enclosures:
Publication 794
PWBA 515
Addendum

<page 3>
TEXTRON INC.


     The form of the plan satisfies those requirements of the Tax Reform Act of 1986 and other laws, regulations, revenue rulings, and notices listed in section 4.01 of Revenue Procedure 88-42, 1988-35 IRB 27, that are effective for plan years beginning before 1989.

The cash or deferred arrangement meets the requirements of section 401(k).

     This determination letter also applies to IRC 4975(e)(7).